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                                                                     EXHIBIT 8.1


                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

                               February 16, 1999


Modtech, Inc.
2830 Barrett Avenue
Perris, California 92571

     Re:  Tax Opinion for Registration Statement on Form S-4 (File No.
          333-69033)

Gentlemen:


     We are acting as special tax counsel to Modtech, Inc., a California corporation ("Modtech"), in connection with the Agreement and Plan of Reorganization and Merger (the "Agreement") dated as of September 28, 1998, by and between Modtec and SPI Holdings, Inc., a Colorado corporation ("SPI"). Pursuant to the terms of the Agreement, Modtec and SPI shall form Modtec Holdings, Inc., a Delaware corporation ("Modtec Holdings"), which in turn will form Modtec Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Modtec Holdings ("Modtec Sub"), and SPI Merger Sub, Inc., a Colorado corporation and wholly owned subsidiary of Modtec Holdings ("SPI Sub"). At the effective time, Modtec Sub will merge with and into Modtec (the "Modtech Merger") and SPI Sub will merge with and into SPI (the "SPI Merger"). The Agreement is attached as Annex I to Registration Statement on Form S-4, File No. 333-69033 (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the Modtech Merger and SPI Merger. You have requested our opinion as to the material federal income tax consequences of the Modtech Merger to the shareholders of Modtech. This opinion is being rendered pursuant to Section 6.2(e) of the Agreement.

     In rendering our opinion, we have examined the Agreement and have, with your permission, relied upon, and assumed as correct as of the effective date of the Modtech Merger, (i) the factual information contained in the Registration Statement, (ii) the representations and covenants contained in the Agreement,
(iii) certain factual representations made by Modtech and SPI and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

     On the basis of the information, representations and covenants contained in the foregoing materials and assuming the Modtech Merger is consummated in the manner





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Modtech, Inc.
February 16, 1999
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described in the Agreement and the Proxy Statement/Prospectus included in the
Registration Statement, we are of the opinion that:

     (i) The formation of Modtech Sub and its merger with and into Modtech will be disregarded for federal income tax purposes and the Modtech Merger will be viewed as transfers by the Modtech stockholders of their shares of Modtech common stock, par value $.01 per share ("MODTECH COMMON STOCK"), in exchange for
(i) cash, (ii) shares of common stock, par value $.01 per share of Modtech Holdings ("HOLDINGS COMMON STOCK"), and, if elected, (iii) shares of non-voting convertible preferred stock, Series A, of Holdings ("HOLDINGS SERIES A PREFERRED STOCK"). The exchange will constitute an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE").

     (ii) No gain or loss will be recognized by a Modtech stockholder upon the exchange of Modtech Common Stock for Holdings Common Stock and Holdings Series A Preferred Stock.

     (iii) A Modtech stockholder will recognize gain (but not loss) upon the exchange of Modtech Common Stock for cash equal to the lesser of (i) the amount of cash received, and (ii) the amount of gain realized by such stockholder in the exchange.

     (iv) The discussion in the Proxy Statement/Prospectus under the caption "The Mergers--Material Federal Income Tax Consequences," to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

     This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "SERVICE") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by Modtech, SPI, or Modtech Holdings contrary to such representations might adversely affect the conclusions stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration statement and further consent to the use of our name under the caption "The Mergers--Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the Registration Statement.

                                        Very truly yours,


                                        /s/ Gibson, Dunn & Crutcher LLP
                                        -------------------------------
                                        GIBSON, DUNN & CRUTCHER LLP